Exhibit 99.1

UNION ACQUISITION CORP. II ANNOUNCES PRICING OF $175 MILLION INITIAL PUBLIC OFFERING

New York, NY, October 17, 2019 – Union Acquisition Corp. II (NASD: LATNU) (the “Company”) announced today that it priced its initial public offering of 17,500,000 units at $10.00 per unit. The units will commence trading October 18, 2019 on Nasdaq under the symbol “LATNU”. Each unit consists of one ordinary share of the Company (“Ordinary Shares”), and one redeemable warrant (“Warrant”) with each Warrant entitling the holder to purchase one Ordinary Share at a price of $11.50 per share. Once the securities comprising the units begin separate trading, the Ordinary Shares and Warrants are expected to be traded on Nasdaq under the symbols “LATN”, and “LATNW”, respectively.

The underwriters have been granted a 45-day option to purchase up to an additional 2,625,000 units offered by the Company to cover over-allotments, if any.

The offering is expected to close on or about October 22, 2019, subject to customary closing conditions.

Cantor Fitzgerald & Co. is acting as the sole book-running manager of the offering. EXOS Securities, LLC and Arcadia Securities, LLC are acting as co-managers.

A registration statement relating to these securities has been declared effective by the Securities and Exchange Commission on October 17, 2019. The offering is being made only by means of a prospectus, copies of which may be obtained by contacting Cantor Fitzgerald & Co., Attention: Capital Markets, 499 Park Avenue, 5th Floor New York, New York 10022; Email: prospectus@cantor.com. Copies of the registration statement can be accessed through the SEC’s website at www.sec.gov.

This press release shall not constitute an offer to sell or a solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

About Union Acquisition Corp. II

Union Acquisition Corp. II is a Cayman Islands exempted company incorporated as a blank check company for the purpose of entering into a merger, share exchange, asset acquisition, share purchase, recapitalization, reorganization or other similar business combination with one or more businesses or entities. The Company’s efforts to identify a prospective target business will not be limited to a particular industry or geographic region, although the Company intends to focus its search for a target business located in Latin America.

Forward Looking Statements

This press release includes forward-looking statements that involve risks and uncertainties. Forward looking statements are statements that are not historical facts. Such forward-looking statements, including with respect to the initial public offering and the anticipated use of the proceeds thereof, are subject to risks and uncertainties, which could cause actual results to differ from the forward looking statements, including those set forth in the risk factors section of the prospectus used in connection with the Company’s initial public offering. No assurance can be given that the offering discussed above will be completed on the terms described, or at all, or that the net proceeds of the offering will be used as indicated. The Company expressly disclaims any obligations or undertaking to release publicly any updates or revisions to any forward-looking statements contained herein to reflect any change in the Company’s expectations with respect thereto or any change in events, conditions or circumstances on which any statement is based, except as required by law.

Contact:

Kyle P. Bransfield
Chief Executive Officer

Union Acquisition Corp. II

(212) 981-0630